                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement [X] Definitive Proxy Statement
     [X] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-1(c) or sec. 240.14a-12

                               GC Companies, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                             Philip J. Szabla, Esq.
                               GC Companies, Inc.
                               27 Boylston Street
                            Chestnut Hill, MA 02167
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(I)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (5) Total fee paid:

--------------------------------------------------------------------------------
     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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
                                                       GC Companies, Inc.
[GC COMPANIES LOGO]
                                                       27 Boylston Street
                                                       Chestnut Hill, MA 02167
                                                       (617) 278-5600


                                                                January 29, 1997

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON MARCH 12, 1997

     The Annual Meeting of Stockholders of GC Companies, Inc. will be held at 10:00 a.m., Eastern Standard Time, on Wednesday, March 12, 1997, AT THE COMPANY'S CORPORATE HEADQUARTERS, 27 BOYLSTON STREET (ROUTE 9), ADJACENT TO THE CHESTNUT HILL GENERAL CINEMA THEATRE, CHESTNUT HILL, MASSACHUSETTS, for the following purposes:

        1. To elect two Class III directors in accordance with the By-Laws of the Company.

        2. To consider and act upon a proposal to approve the GCC Investments, Inc. Incentive Pool Plan.

        3. To consider and act on a proposal to ratify the appointment by the Board of Directors of Deloitte & Touche LLP as the Company's independent auditors for the current fiscal year.

        4. To transact such other business as may properly come before the meeting and any adjournments of the meeting.

     All stockholders are cordially invited to attend the meeting.

                                           By Order of the Board of Directors

                                                Philip J. Szabla
                                                   Secretary

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                                     GC Companies, Inc.
[GC COMPANIES LOGO]
                                                     27 Boylston Street
                                                     Chestnut Hill, MA 02167
                                                     (617) 278-5600


                              PROXY STATEMENT FOR

                         ANNUAL MEETING OF STOCKHOLDERS

                                 MARCH 12, 1997

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of GC Companies, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held at 10:00 a.m. on Wednesday, March 12, 1997, AT THE COMPANY'S CORPORATE HEADQUARTERS, 27 BOYLSTON STREET (ROUTE 9), ADJACENT TO THE CHESTNUT HILL GENERAL CINEMA THEATRE, CHESTNUT HILL, MASSACHUSETTS, and at any adjournments thereof. All shares will be voted in accordance with the instructions contained in the proxy, but if the proxies which are signed and returned do not specify a vote on any proposal, the proxies will be voted FOR the election of the nominees for director named herein, FOR the approval of the GCC Investments, Inc. Incentive Pool Plan, and FOR the ratification of the appointment by the Board of Directors of Deloitte & Touche LLP as the Company's independent auditors for the current fiscal year. Any proxy may be revoked by a stockholder at any time before it is exercised by providing written notice of revocation to the Secretary of the Company (at the address set forth above), by executing a proxy bearing a later date, or by voting in person at the Annual Meeting. The mailing of this proxy statement and accompanying form of proxy is expected to commence on or about January 29, 1997.

     In addition to solicitations of proxies by mail, the Company's officers, directors or employees may solicit proxies by telephone or personal communication. All costs of soliciting proxies, including reimbursement of fees of certain brokers, fiduciaries and nominees in obtaining voting instructions from beneficial owners, will be borne by the Company.

     Although stock transfer books will remain open, the Board of Directors has fixed the close of business on January 14, 1997 as the record date for determining the stockholders having the right to vote at the Annual Meeting. At the meeting, each share of Common Stock of the Company ("Common Stock") is entitled to one vote. At the close of business on January 14, 1997, there were 7,820,430 shares of Common Stock outstanding and entitled to vote at the meeting.

     Shares of Common Stock represented in person or by proxy at the Annual Meeting (including abstentions and broker non-votes) will be tabulated by the inspectors of election appointed for the meeting and will be counted in determining that a quorum is present. Votes are counted using written ballots.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information as of January 20, 1997 (except as noted in footnotes 4 and 5 below) with respect to the beneficial ownership of the Company's Common Stock by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of the Company's Common Stock, (ii) each executive officer named in the Summary Compensation Table,
(iii) each director of the Company, and (iv) all current executive officers and directors as a group.

                                                                            SHARES OF COMMON
                                                                                  STOCK
                                                                          BENEFICIALLY OWNED(1)
                            NAME AND ADDRESS                              ---------------------
                          OF BENEFICIAL OWNER                              NUMBER       PERCENT
------------------------------------------------------------------------  ---------     -------
Smith Family Group(2)(3)................................................  2,221,073      28.39%
  c/o Richard A. Smith
  GC Companies, Inc.
  27 Boylston Street
  Chestnut Hill, MA 02167

Richard A. Smith(2)(3)..................................................  1,465,534      18.73%
  c/o GC Companies, Inc.
  27 Boylston Street
  Chestnut Hill, MA 02167

Nancy L. Marks(2)(3)....................................................  1,036,956      13.26%
  c/o GC Companies, Inc.
  27 Boylston Street
  Chestnut Hill, MA 02167

Gabelli Funds, Inc.(4)..................................................  1,037,363      13.26%
  One Corporate Center
  Rye, NY 10580

Harris Associates L.P. and Harris Associates, Inc.(5)...................    557,070       7.12%
  Two North LaSalle Street
  Suite 500
  Chicago, IL 60602

William L. Brown........................................................        820        *
Peter C. Read...........................................................        500        *
Francis E. Sutherby.....................................................     --           --
Robert A. Smith(2)(3)(6)................................................     93,462       1.19%
Paul R. Del Rossi(7)....................................................     53,256        *
William B. Doeren(8)....................................................      1,765        *
John G. Berylson(2)(3)(9)...............................................    120,318       1.53%
G. Gail Edwards.........................................................     --           --
All current directors and officers as a group (10 persons)(2)(3)(10)....  1,735,645      22.18%

---------------

 *  Less than 1%

(1) The number of shares of Common Stock reported in the table for the executive officers of the Company individually and as a group includes shares allocated to each executive officer's account under the Company's Employee Stock Ownership Plan ("ESOP"), as to which the officers share voting power with the trustee of the ESOP. The number of shares is as follows: Paul R. Del Rossi - 569; William B. Doeren - 0; John G. Berylson - 30; G. Gail Edwards - 0; and all current executive officers as a group - 599. Except as set forth in the preceding sentence or in the following footnotes, each stockholder referred to above has sole voting and investment power with respect to the shares listed.

 (2) Certain of the shares included in the table have been counted more than once because of certain rules and regulations of the Securities and Exchange Commission ("SEC"). The total number of shares owned by, or for the benefit of, Richard A. Smith, Nancy L. Marks and members of their families is as shown for the "Smith Family Group". See Note 3. Mr. Smith and Mrs. Marks are "control" persons of the Company within the meaning of the rules and regulations of the SEC.

 (3) The Smith Family Group includes Richard A. Smith, Chairman and Chief Executive Officer of the Company; Nancy L. Marks, Richard A. Smith's sister; Robert A. Smith, President and Chief Operating Officer of the Company, who is Richard A. Smith's son; John G. Berylson, Senior Vice President and Chief Investment Officer of the Company, who is Richard A. Smith's son-in-law; other members of their families; and various Smith family corporations, trusts and charitable foundations. Members of the Smith Family Group possess sole or shared voting power over all of the shares shown in the table as being beneficially owned by the Smith Family Group.

     Certain members of the Smith Family Group have filed a Schedule 13D dated December 15, 1993 (the "Smith Family Group 13D") with the SEC. The Smith Family Group 13D discloses that certain members of the Smith Family Group have executed the "Smith-Lurie/Marks Family Stockholders' Agreement Re GC Companies, Inc." dated December 15, 1993, as amended and supplemented (the "Stockholders' Agreement"). With certain exceptions, the Stockholders' Agreement imposes restrictions on the ability of members of the Smith Family Group to dispose of their shares of Common Stock of the Company for five years from the date of the Stockholders' Agreement. According to the Smith Family Group 13D, not all of the shares of Common Stock owned beneficially by the members of the Smith Family Group are subject to the Stockholders' Agreement. Currently, 1,801,432 shares of Common Stock are subject to the terms of the Stockholders' Agreement.

 (4) The information reported is based on an amendment to Schedule 13D dated April 1, 1996 filed with the SEC by the Gabelli Funds, Inc. and its affiliates (collectively, the "Gabelli Affiliates"). The Gabelli Affiliates have sole investment power over 1,037,363 shares of Common Stock reported in the table, and sole voting power over 967,863 of such shares.

 (5) The information reported is based on an amendment to Schedule 13G dated December 6, 1996 filed with the SEC by Harris Associates L.P. and its affiliate Harris Associates, Inc. (collectively, "Harris"). Harris has sole investment power over 146,070 shares of Common Stock, shared investment power over 557,070 additional shares of Common Stock and shared voting power over all of the shares of Common Stock reported in the table.

 (6) Includes 16,110 shares held by Robert A. Smith as trustee, as to which he disclaims beneficial ownership. Robert A. Smith is the son of Richard A. Smith, Chairman and Chief Executive Officer of the Company, and is the brother-in-law of John G. Berylson, Senior Vice President and Chief Investment Officer of the Company.

 (7) Includes 405 shares of Common Stock held by members of Mr. Del Rossi's immediate family and 34,413 shares of Common Stock subject to outstanding options exercisable within 60 days of January 20, 1997. Also includes 3,526 shares of restricted Common Stock over which Mr. Del Rossi has voting but not investment power.

 (8) Consists of 1,765 shares of Common Stock subject to options exercisable within 60 days of January 20, 1997.

 (9) Includes 80,937 shares held by Mr. Berylson's wife, 16,000 shares held in an insurance trust for the benefit of Mr. Berylson's wife, 20,006 shares held by Mr. Berylson as a trustee, as to which Mr. Berylson disclaims beneficial ownership, and 3,314 shares of Common Stock subject to outstanding options exercisable within 60 days of January 20, 1997. Mr. Berylson, a member of the Smith Family Group, is the son-in-law of Richard
     A. Smith, Chairman and Chief Executive Officer of the Company, and is the brother-in-law of Robert A. Smith, President and Chief Operating Officer of the Company.

(10) Includes 39,529 shares of Common Stock subject to outstanding options exercisable within 60 days of January 20, 1997. Also includes 3,526 shares of restricted Common Stock described in Note 6 above.

                           1.  ELECTION OF DIRECTORS

     The Company has a classified Board of Directors consisting of three classes. At each Annual Meeting, a class of directors is elected for a full term of three years to succeed those whose terms are expiring.

     Two Class III directors are to be elected for a three year term at the Annual Meeting. The persons named in the accompanying proxy will vote each proxy for the election of the nominees listed below, unless directed otherwise. Each nominee is currently a member of the Board of Directors. The Company has no reason to believe that either nominee will become unavailable for election, but if for any reason that should be the case, the proxies may be voted for substitute nominees. A plurality of the votes cast at the Annual Meeting is required to elect a director. Proxies withholding authority to vote for a nominee will be treated as votes cast against the election of such nominee. Broker non-votes will not be treated as votes cast and therefore will not be counted in calculating a plurality.

     All of the nominees for director, and the directors who will continue to serve after the 1997 Annual Meeting, are listed below with their principal occupations for the last five years.

            NOMINEES FOR TERM EXPIRING IN 2000 (CLASS III DIRECTORS)

WILLIAM L. BROWN, age 75, Director since 1993

     Retired Chairman of Bank of Boston Corporation and its principal subsidiary, The First National Bank of Boston; Director of Standex International Corporation, Ionics, Incorporated and North American Mortgage Company, and a trustee of Bradley Real Estate Trust.

RICHARD A. SMITH, age 72, Director since 1993

     Chairman and Chief Executive Officer of the Company since 1993; President of the Company from 1993 until November 1995; Chairman of Harcourt General, Inc. ("Harcourt General") and of The Neiman Marcus Group, Inc., a majority owned subsidiary of Harcourt General ("Neiman Marcus"); Chief Executive Officer of Harcourt General and of Neiman Marcus since January 15, 1997 and prior to December 1991; Director of Neiman Marcus, Liberty Mutual Insurance Company, Liberty Mutual Fire Insurance Company and Liberty Financial Companies, Inc., and Bank of Boston Corporation and its principal subsidiary, The First National Bank of Boston. Mr. Smith is the father of Robert A. Smith, President and Chief Operating Officer of the Company, and the father-in-law of John G. Berylson, Senior Vice President and Chief Investment Officer of the Company.

             DIRECTOR WHOSE TERM EXPIRES IN 1998 (CLASS I DIRECTOR)

FRANCIS E. SUTHERBY, age 64, Director since 1993

     Partner of Deloitte & Touche LLP, the independent auditors of the Company, from 1968 until his retirement in May 1992.

            DIRECTOR WHOSE TERM EXPIRES IN 1999 (CLASS II DIRECTOR)

PETER C. READ, age 60, Director since 1994

     Currently active in consulting, venture capital and civic and charitable matters; Executive Vice President of The First National Bank of Boston until his retirement in September 1992; Director of Primary Bank.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     During the fiscal year ended October 31, 1996, the Board of Directors held five meetings and acted by unanimous written consent on one other occasion. During fiscal 1996, each director of the Company participated in at least 75% of the aggregate number of Board meetings and meetings held by the committees of which he is a member. The By-laws of the Company designate three principal standing committees. Set forth below are descriptions of the functions of such committees and the names of their current members.

     Audit Committee. The members of the Audit Committee, which met three times during fiscal 1996, are Messrs. Sutherby (Chairman), Brown and Read. The functions of the Audit Committee include the review of the scope of the services of the Company's independent auditors and the responsibilities of the Company's internal audit department and a continuing review of the Company's internal procedures and controls. The Audit Committee also annually reviews the Company's audited financial statements, considers the qualifications and fees of the independent auditors of the Company and makes recommendations to the Board of Directors as to the selection of the auditors and the scope of their audit services.

     Compensation Committee. The members of the Compensation Committee, which met three times during fiscal 1996, are Messrs. Brown (Chairman), Sutherby and Read. The functions of the Compensation Committee include the review or determination of salaries, benefits and other compensation for officers and key employees of the Company and the administration of the Company's incentive plans.

     Special Review Committee. The members of the Special Review Committee, which met once during fiscal 1996, are Messrs. Sutherby (Chairman), Brown and Read. The primary function of the Special Review Committee is to make all determinations for the Company pursuant to the terms of the Intercompany Services Agreement between the Company and Harcourt General, including the consideration of the fees charged to the Company by Harcourt General pursuant to the Intercompany Services Agreement. For additional information regarding the Intercompany Services Agreement, see "Executive Compensation -- Summary Compensation Table" (Note 1).

     The Company does not currently have a Nominating Committee. The Company's By-laws provide that the Board of Directors or any nominating committee appointed by the Board of Directors must carefully consider all suggestions for nominees to the Board of Directors which are timely received in proper written form. To be timely, notice shall be delivered to, or mailed and received by, the Secretary of the Company at the principal executive offices of the Company (see "Deadline for Submission of 1998 Stockholder Proposals and Nominations"). To be in proper written form, a stockholder's notice shall set forth in writing (i) as to each person whom the stockholder proposes to nominate for election as a director, all information relating to such person that is required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected and (ii) as to the stockholder giving the notice (x) the name and address, as they appear on the Company's books, of such stockholder and (y) the class and number of shares of the corporation which are beneficially owned by such stockholder.

DIRECTORS' COMPENSATION

     Directors who are not affiliated with the Company each receive an annual retainer of $15,000 and a fee of $1,500 per Board of Directors meeting attended, plus travel and incidental expenses (an aggregate of $960 in fiscal 1996) incurred in attending meetings and carrying out their duties as directors. Such directors also receive a fee of $750 (the Chairmen receive $1,000) for each committee meeting attended. If a director is unable to attend a meeting in person but participates by telephone, he receives one-half of the fee that otherwise would be payable.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers and persons who own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. The Company believes that all filing requirements applicable to its insiders were complied with during fiscal 1996, except that a report on Form 4 for August 1996 for Mr. Del Rossi due in September 1996 was filed in November 1996.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table provides information on the compensation provided for services rendered to the Company and its predecessor during fiscal 1996, 1995 and 1994 to the Company's Chief Executive Officer and the other executive officers of the Company at the end of fiscal 1996 who were not employed by Harcourt General. Harcourt General completed the spinoff (the "Spinoff") of the Company to Harcourt General's stockholders on December 15, 1993.

                                                                                LONG TERM COMPENSATION
                                                                        --------------------------------------
                                                                                 AWARDS
                                          ANNUAL COMPENSATION           -------------------------
                                   ----------------------------------   RESTRICTED    SECURITIES     PAYOUTS
                                                         OTHER ANNUAL     STOCK       UNDERLYING    ----------    ALL OTHER
        NAME AND          FISCAL    SALARY     BONUS     COMPENSATION     AWARDS     OPTIONS/SARS      LTIP      COMPENSATION
   PRINCIPAL POSITION      YEAR      ($)       ($)(2)       ($)(3)        ($)(4)         (#)        PAYOUTS(5)      ($)(6)
------------------------- ------   --------   --------   ------------   ----------   ------------   ----------   ------------
Richard A. Smith.........  1996          --         --           --            --           --             --            --
Chairman,                  1995          --         --           --            --           --             --            --
President (until           1994          --         --           --            --           --             --            --
November 1995) and Chief
Executive Officer(1)

Robert A. Smith..........  1996          --         --           --            --           --             --            --
President and Chief        1995          --         --           --            --           --             --            --
Operating Officer(1)       1994          --         --           --            --           --             --            --

Paul R. Del Rossi........  1996    $321,115   $ 49,600     $123,347            --        3,000             --      $ 15,133
President and Chief        1995    $280,000   $140,000     $ 71,657            --           --             --      $ 10,001
Executive Officer of       1994    $280,000         --           --      $335,653       10,000             --      $ 14,677
General Cinema Theatres,
Inc.(7)

William B. Doeren........  1996    $311,538   $ 38,400           --            --        8,825             --      $  1,188
Executive Vice             1995          --         --           --            --                          --
President and              1994          --         --           --            --           --             --            --
Chief Operating Officer
of General Cinema
Theatres, Inc.(8)

John G. Berylson.........  1996    $273,507         --           --            --        3,000       $705,000      $ 11,910
Senior Vice President      1995    $239,654   $ 84,000           --            --        2,500             --      $ 10,503
and Chief Investment       1994    $225,000   $ 78,750           --            --        3,857             --      $  2,924
Officer

G. Gail Edwards..........  1996    $ 85,865   $ 44,000           --            --           --             --      $  1,937
Vice President, Chief      1995          --         --           --            --           --             --            --
Financial Officer and      1994          --         --           --            --           --             --            --
Treasurer(9)

---------------

 (1) Under the Intercompany Services Agreement between the Company and Harcourt General entered into at the time of the Spinoff, Harcourt General provided comprehensive management, accounting, financial, legal, tax, personnel and other corporate services to the Company in consideration of a fee based on Harcourt General's direct and indirect costs. These services included the services of certain senior officers of Harcourt General who are also senior officers of the Company. Effective November 1, 1995, the Company and Harcourt General amended the Intercompany Services Agreement. Harcourt General now provides a reduced level of services to the Company, which includes the services of

     Richard A. Smith as Chairman and Chief Executive Officer of the Company, and Robert A. Smith as President and Chief Operating Officer of the Company, as well as such additional corporate services as are agreed to from time to time between the Company and Harcourt General. The payment of fees under the Intercompany Services Agreement has been and will continue to be subject to the approval of the Special Review Committee, a committee of the Company's Board of Directors consisting solely of directors who are not affiliated with Harcourt General. Richard A. Smith and Robert A. Smith receive all of their cash and non-cash compensation from Harcourt General. Of the amounts paid by the Company to Harcourt General under the Intercompany Services Agreement for fiscal 1996, 1995 and 1994, approximately $429,900, $381,900 and $237,300, respectively, were attributable to Richard A. Smith's services, and approximately $193,900, $100,700 and $73,800 respectively, were attributable to Robert A. Smith's services. These amounts include costs related to their base compensation, bonus and benefits, all of which are direct obligations of Harcourt General.

 (2) Bonus payments are reported with respect to the year in which the related services were performed.

 (3) No disclosure regarding items included in this category is required unless the amount in any year exceeds the lesser of $50,000 or 10% of the annual salary and bonus for the named executive officer.

 (4) Calculated by multiplying the closing price of the Common Stock on the New York Stock Exchange on the date of grant by the number of shares awarded. Twenty percent of an award of restricted Common Stock are freed from the restrictions on transfer each year, commencing one year after the date of grant, provided that the recipient continues to be employed by the Company on the anniversary date of the grant. Holders of restricted stock are entitled to vote their restricted shares. In the event of termination of employment for any reason, other than death or permanent disability, restricted shares are forfeited by the holder and revert to the Company. At the end of fiscal 1996, Mr. Del Rossi held 5,284 shares of restricted stock, having a market value (based on the New York Stock Exchange closing price of $33.875 at fiscal year end) of $178,995. All of the restricted shares held by Mr. Del Rossi were granted in fiscal 1994.

 (5) The long term incentive plan ("LTIP") payout reported in this category with respect to Mr. Berylson for fiscal 1996 represents Mr. Berylson's 46% share of an incentive pool relating to the Company's investment activity. The amount in such incentive pool available for distribution for fiscal 1996 was equal to 20% of (i) the realized profit from the sale of the Company's radio group investment, plus (ii) certain dividends and directors' fees received from the Company's investment in an eyeglass retailer, minus (iii) an 8% annually compounded rate of return to the Company and $2.0 million, representing the Company's after tax loss in connection with its food service company investment. The Board and the Compensation Committee recently adopted the GCC Investments, Inc. Incentive Pool Plan, subject to the approval of the Stockholders, and an Economic Value Added (EVA)(R) Incentive Plan for executives of General Cinema Theatres, Inc. effective for fiscal year 1997 and beyond. For additional information concerning the Company's long-term incentive programs, see "Compensation Committee Report on Executive Compensation" and "Proposal to Approve the GCC Investments, Inc. Incentive Pool Plan," below.

 (6) The items accounted for in this category include the value of allocated ESOP shares, the cost to the Company of matching contributions under the Key Employee Deferred Compensation Plan and life insurance premiums. For fiscal 1996, such amounts for each of the named executive officers other than Richard A. Smith and Robert A. Smith were, respectively, as follows:
     Mr. Del Rossi -- $500, $13,406 and $1,227; Mr. Doeren -- $0, $0 and $1,188;
     Mr. Berylson -- $500, $10,365 and $1,045; and Ms. Edwards -- $0, $1,627 and
     $310;

 (7) The stock option and restricted stock awards shown in the table for Mr. Del Rossi for fiscal 1994 were awarded pursuant to Mr. Del Rossi's employment agreement with the Company dated December 14, 1993. See "Transactions Involving Management."

 (8) Mr. Doeren's employment commenced on October 2, 1995; the stock option award was made in accordance with his offer of employment.

 (9) Ms. Edwards' employment commenced on June 24, 1996; her 1996 bonus was paid in accordance with her offer of employment.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information regarding options granted under the Company's 1993 Equity Incentive Plan during the fiscal year ended October 31, 1996 to the executive officers named in the Summary Compensation Table.

                                               INDIVIDUAL GRANTS (1)                       POTENTIAL REALIZABLE
                            -----------------------------------------------------------      VALUE AT ASSUMED
                               NUMBER OF           % OF                                    ANNUAL RATES OF STOCK
                               SECURITIES     TOTAL OPTIONS                                 PRICE APPRECIATION
                               UNDERLYING       GRANTED TO    EXERCISE OR                   FOR OPTION TERM(3)
                            OPTIONS GRANTED    EMPLOYEES IN    BASE PRICE   EXPIRATION    -----------------------
           NAME                  (#)(1)        FISCAL YEAR     ($/SH)(2)       DATE        5% ($)        10% ($)
--------------------------- ----------------  --------------  ------------  -----------   --------       --------
Richard A. Smith(4)........     --                --             --             --           --            --
Robert A. Smith(4).........     --                --             --             --           --            --
Paul R. Del Rossi..........       3,000             9.78%        $33.75       12/8/05     $ 63,676       $161,365
William B. Doeren..........       8,825            29.88%        $33.75       12/8/05     $187,312       $474,686
John G. Berylson...........       3,000             9.78%        $33.75       12/8/05     $163,676       $161,365
G. Gail Edwards............     --                --             --             --           --            --

---------------

(1) No stock appreciation rights were granted to any named executive officer during fiscal 1996. The option grants listed are non-qualified stock options having a term of 10 years and one day; they become exercisable at the rate of 20% on each of the first five anniversary dates of the grant.

(2) The options reflected in this table were granted at fair market value measured by the closing price of the Common Stock on the New York Stock Exchange on the date of grant.

(3) These potential realizable values are based on assumed rates of appreciation required by applicable regulations of the Securities and Exchange Commission.

(4) Richard A. Smith and Robert A. Smith do not participate in the Company's 1993 Equity Incentive Plan.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

     The following table provides information regarding stock options exercised during fiscal 1996 and the number and value of stock options held at October 31, 1996 by the executive officers named in the Summary Compensation Table.

                                                                      NUMBER OF
                                                                     SECURITIES              VALUE OF
                                                                     UNDERLYING             UNEXERCISED
                                                                     UNEXERCISED           IN-THE-MONEY
                                                                   OPTIONS/SARS AT          OPTIONS AT
                                                                 OCTOBER 31, 1996(#)    OCTOBER 31, 1996($)
                                                                 -------------------    -------------------
                            SHARES ACQUIRED        VALUE            EXERCISABLE/           EXERCISABLE/
           NAME              ON EXERCISE(#)   REALIZED($)(1)        UNEXERCISABLE        UNEXERCISABLE(2)
--------------------------- ----------------  ---------------    -------------------    -------------------
Richard A. Smith(3)........        --                --                   --                     --
Robert A. Smith(3).........        --                --                   --                     --
Paul R. Del Rossi(4).......      6,510          $ 114,325           28,430/12,383             $284,477/$0
                                                                      1,765/7,060                 $22/$88
William B. Doeren..........        --                --                   --                     --
John G. Berylson...........        --                --               2,042/4,318          $8,579/$27,091
G. Gail Edwards............        --                --                   --                     --

---------------

(1) Represents the difference between the closing price of the Common Stock on the New York Stock Exchange on the date of exercise and the option exercise price.

(2) The value of unexercised in-the-money options is calculated by multiplying the number of underlying shares by the difference between the closing price of the Company's Common Stock on the New York Stock Exchange at fiscal year end ($33.875) and the option exercise price for those shares. These values have not been realized. The closing price of the Company's Common Stock on the New York Stock Exchange on January 20, 1997 was $36.50.

(3) Richard A. Smith and Robert A. Smith do not participate in the Company's 1993 Equity Incentive Plan.

(4) The number of shares listed in the first column for Mr. Del Rossi includes the surrender of vested options to purchase 6,510 shares of Common Stock at various exercise prices. The Company paid Mr. Del Rossi an aggregate of $114,325 in connection with those surrenders. That amount, which was calculated based on the difference between the closing price of the Common Stock on the New York Stock Exchange on the respective dates Mr. Del Rossi surrendered these options and the various option exercise prices, is included in the second column in this table.

                                 PENSION PLANS

     The Company maintains a funded, qualified pension plan known as the GC Companies, Inc. Retirement Plan (the "Retirement Plan"). Non-union employees of the Company who have reached the age of 21 and completed one year of service with 1,000 or more hours participate in the Retirement Plan, which pays benefits upon retirement or termination of employment by reason of disability. Benefits under the Retirement Plan become fully vested after five years of service with the Company. Former Harcourt General employees who became employees of the Company in connection with the Spinoff have been given full credit under the Retirement Plan for their service with Harcourt General, and a portion of the assets of the Harcourt General Retirement Plan were transferred to the Retirement Plan to fund the benefits already earned by such persons.

     The Company also maintains a Supplemental Executive Retirement Plan (the "SERP"). The SERP is an unfunded, nonqualified plan under which benefits are paid from the Company's general assets to supplement Retirement Plan benefits and Social Security. Executive, administrative and professional employees with an annual base salary at least equal to a self-adjusting minimum ($100,000 as of December 31, 1996) are eligible to participate in the SERP. Benefits under the SERP become fully vested after five years of service with the Company. Former Harcourt General employees who became employees of the Company in connection with the Spinoff have been given full credit under the SERP for their service with and compensation from Harcourt General. At normal retirement age (generally age 65), a participant with 25 or more years of service is entitled to payments under the SERP sufficient to bring his or her combined annual benefit from the Retirement Plan and the SERP, computed as a straight life annuity, up to 50% of the participant's highest consecutive 60 month average of annual pensionable earnings, less 60% of his or her estimated annual primary Social Security benefit. If the participant has fewer than 25 years of service or retired before age 62, the combined benefit is reduced. In computing the combined benefit, "pensionable earnings" means base salary, including any salary which may have been deferred.

     The following table shows the estimated annual pension benefits payable to employees in various compensation and years of service categories. The estimated benefits apply to an employee retiring at age 65 in 1997 who elects to receive his or her benefit in the form of a straight life annuity. These benefits include amounts attributable to both the Retirement Plan and the SERP and are in addition to any retirement benefits that might be received from Social Security.

                      ESTIMATED ANNUAL RETIREMENT BENEFITS
                   UNDER THE RETIREMENT PLAN AND THE SERP(1)

                                                       TOTAL YEARS OF SERVICE
                 AVERAGE               -------------------------------------------------------
               PENSIONABLE                                                               25
                EARNINGS                  5          10          15          20       OR MORE
    ---------------------------------  -------    --------    --------    --------    --------
     $100,000........................  $10,000    $ 20,000    $ 30,000    $ 40,000    $ 50,000
      200,000........................   20,000      40,000      60,000      80,000     100,000
      300,000........................   30,000      60,000      90,000     120,000     150,000
      400,000........................   40,000      80,000     120,000     160,000     200,000
      500,000........................   50,000     100,000     150,000     200,000     250,000

---------------

(1) The amounts actually payable will be lower than the amounts shown above, since the above amounts will be reduced by 60% of the participant's estimated primary Social Security benefit.

     The following table shows the pensionable earnings and credited years of service for the executive officers named in the Summary Compensation Table as of October 31, 1996 and years of service creditable at age 65. Credited service may not exceed 25 years for purpose of calculating retirement benefits under any of the Company's retirement plans. Richard A. Smith and Robert A. Smith do not participate in the Retirement Plan or the SERP.

                                                                   CREDITED YEARS OF SERVICE
                                         PENSIONABLE EARNINGS     ---------------------------
                                            FOR YEAR ENDED               AT              AT
                   NAME                    OCTOBER 31, 1996       OCTOBER 31, 1996     AGE 65
    -----------------------------------  --------------------     ----------------     ------
    Mr. Del Rossi......................        $321,115                  19(1)           25(1)
    Mr. Doeren.........................        $311,538                   1              25
    Mr. Berylson.......................        $280,000                   3              25

---------------

(1) Pursuant to his employment agreement with the Company, Mr. Del Rossi receives two years of service credit for each of his first five years of employment with the Company after the Spinoff for purposes of calculating his benefits under the SERP. See "Transactions Involving Management."

TRANSACTIONS INVOLVING MANAGEMENT

  Paul R. Del Rossi

     On December 14, 1993, the Company entered into an employment agreement (the "Employment Agreement") with Mr. Del Rossi, President and Chief Executive Officer of General Cinema Theatres, for an initial term of four years, and continuing thereafter unless and until terminated upon a minimum of 12 months' notice. In the event that during such initial four year period Mr. Del Rossi's employment is terminated without "cause", as defined below, and other than due to his total disability, or in the event that Mr. Del Rossi resigns from the Company because of a diminution in his job duties such that he no longer has the responsibilities of the President and Chief Executive Officer of the theatre operations of the Company: (i) the Company will pay Mr. Del Rossi 200% of his then current annual base salary in 24 equal monthly installments (subject to offset for income earned during the last 18 months of the 24 month period) and continue his medical and life insurance benefits during such 24 month period, and (ii) all of Mr. Del Rossi's options to purchase Common Stock shall immediately become exercisable and all restrictions shall immediately be removed from shares of the restricted Common Stock held by Mr. Del Rossi. For purposes of the Employment Agreement, the term "cause" means a breach of duty in the course of employment involving fraud, acts of dishonesty, acts of moral turpitude, repeated insubordination, failure to devote his full time, loyalty and best efforts to the performance of his duties or conviction of a felony. In addition, pursuant to the Employment Agreement, Mr. Del Rossi was granted the option and restricted stock awards shown for him in the Summary Compensation Table for fiscal 1994, as well as the right to receive two years of service credit in calculating his benefits under the SERP for each of his first five years of employment with the Company following the Spinoff. See "Pension Plans."

     Mr. Del Rossi is a participant in the Company's Key Executive Stock Purchase Loan Plan (the "Loan Plan"). From November 1, 1995 through January 20, 1997, and currently, the largest aggregate amount of indebtedness outstanding by Mr. Del Rossi under the Loan Plan was $420,000 (the "Loans"), and the annual rate of interest on the Loans at all times during such period was five percent (5.0%). Approximately $290,000 of the Loans was incurred by Mr. Del Rossi prior to the Spinoff and was transferred by Harcourt General to the Company in connection with the Spinoff. Approximately $130,000 of the Loans was borrowed by Mr. Del Rossi under the Loan Plan to exercise options to purchase Common Stock of the Company following the Spinoff. The principal purpose of the Loan Plan, which provides loans to key employees to finance their purchase of shares of Common Stock, is to encourage the acquisition and retention of Common Stock by such employees so that the continuing proprietary interest of such employees in the Company may serve as an additional incentive to them. Each loan under the Loan Plan is evidenced by a promissory note bearing interest at a rate determined by the Compensation Committee of the Board of Directors of the Company, and is secured by a pledge of the securities purchased with the loan proceeds. The unpaid principal amount of each such loan (and any unpaid interest) becomes due and payable seven months after the loan participant's employment with the Company has terminated. The unpaid principal amount of a loan of a participant who ceases to be an employee of the Company (a) more than four years after the date of the loan or (b) by reason of involuntary discharge (except for cause), death, or retirement or disability, shall be repayable at the option of the participant (or his legal representative, as the case may be) either in cash or in the number of shares obtained with the proceeds of the loan. The aggregate unpaid principal amount of all stock purchase loans outstanding under the Loan Plan may not exceed $1.5 million at any time. No executive officer of the Company other than Mr. Del Rossi had any loan outstanding pursuant to the Loan Plan during fiscal 1996 and through January 20, 1997.

  William B. Doeren

     Pursuant to an agreement between Mr. Doeren and the Company, effective August 1995, Mr. Doeren is entitled to receive severance payments in the event his employment is terminated in certain situations. If the Company terminates Mr. Doeren's employment other than for cause or other than due to his total disability or death or if Mr. Doeren voluntarily terminates his own employment due to a change of control of the Company, Mr. Doeren will receive an amount equal to his then-current annual salary which amount will be paid in 12 monthly installments following such termination but will be reduced by any amounts received by him from other employment during the period beginning six months and ending 12 months following such termination. Mr. Doeren's 1996 stock option award was made in accordance with his offer of employment.

  G. Gail Edwards

     The Company has provided loans totaling $120,000 to Ms. Edwards, the Company's Vice President, Chief Financial Officer and Treasurer. The loans bear interest at 5% per annum (with no interest on $100,000 thereof for fiscal year
1997) and are payable in annual principal installments equal to the lesser of $20,000 per year or 20% of Ms. Edwards annual bonus commencing January 1, 1998. The loans are unsecured and payable in full on or before December 31, 2002 or sooner if Ms. Edwards' employment is terminated for cause. Ms. Edwards' 1996 bonus was paid in accordance with the terms of her offer of employment.

                             ---------------------

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the following Compensation Committee Report on Executive Compensation and Stock Performance Graph shall not be deemed to be incorporated by reference into any such filings, nor shall such sections of this proxy statement be deemed to be incorporated into any future filings made by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee is composed of William L. Brown (Chairman), Peter C. Read and Francis E. Sutherby. The members of the Compensation Committee are all independent directors.

     The principal responsibility of the Committee is to review the performance of, and determine the compensation for, certain of the officers of the Company who are not also executive officers of Harcourt General. The individuals in this group include the named executive officers in the Summary Compensation Table. The compensation of Harcourt General's executive officers who are also executive officers of the Company is determined by Harcourt General's Compensation Committee.

  Compensation Policies

     The principal objectives of the Company's executive compensation program are to reward competitively its executive officers in order to attract and retain excellent management and to provide incentives that will most sharply focus the attention of those individuals on the goal of increasing the profitability of the Company over both the short and long terms.

     Early in each fiscal year, the Committee considers the recommendations of the Chief Executive Officer, which are supported by data generated by the Company's Human Resources Department, for each component of compensation of the Company's executive officers. The Committee reviews those recommendations and then approves them or makes such modifications as it deems appropriate.

     The principal components of the Company's compensation program are:

     Base Salary:

          Base salary is determined with reference both to salary survey information from recognized compensation consulting firms and to each executive officer's level of responsibility, experience and performance. The salary survey data is used to establish benchmark amounts for both base salary and total cash compensation for each executive position. Comparisons are made to a range of companies included in such salary surveys, with the principal selection criteria for comparisons being similar revenues to the Company or to the appropriate division within the Company. While there are no hard and fast rules which bind the Committee, the Company generally sets its salary and total cash compensation benchmarks (assuming that maximum bonuses are achieved) for executive officers at the 75th percentile of the comparison group of companies in order to compete for and retain the best management talent available. Because the Company competes for executive talent with a broad range of companies, the Committee does not limit its comparison information for compensation purposes to the companies included in the peer group in the Stock Performance Graph.

          The Committee reviews in detail the base salary levels for each of the executive officers of the Company. While the Committee uses the benchmarks as a reference point, a particular individual's base salary may vary from the benchmark depending upon his salary history, experience, individual performance, contractual obligations of the Company, guidelines determined by the Chief Executive Officer with respect to salary increases for the entire Company, and the subjective judgment of the Committee.

     Annual Incentive Plan:

          The bonus program is intended to put substantial amounts of total cash compensation at risk with the intent of focusing the attention of the executive officers on achieving both the Company's and their division's performance goals and their individual goals, thereby contributing to profitability and building shareholder value.

          The determination of annual bonuses for executive officers is based principally on the achievement of performance objectives by the operating division for which the executive officer is responsible and the executive's attainment of individual performance objectives which typically include achievement of specific tasks.

          Absent extraordinary circumstances, if the financial performance targets are exceeded, bonus awards are not increased over the maximum bonus values established by the Committee. If the performance targets are not met, bonus awards are generally reduced at the discretion of the Committee. If the Company and/or the relevant division falls sufficiently short of its performance target, there is a presumption that bonuses would not be paid absent special circumstances. If corporate and/or division performance targets are met, but an individual falls short of his or her performance goals, the individual's bonus could be reduced or eliminated in the discretion of the Committee.

          For fiscal 1996, the economic performance objectives for Mr. Del Rossi, Mr. Doeren and the senior executives of General Cinema Theatres, Inc. included operating cash flow, film gross profit, patronage and concession sales. The inclusion and relative weighting of these several objectives varied depending on the scope of each individual's responsibilities. For fiscal 1997 and beyond, the Board and the Compensation Committee have adopted an Economic Value Added (EVA)(R) Incentive Plan, described under Long Term Incentive Programs below, which replaces the current bonus plan for executives of General Cinema Theatres, Inc.

     Stock Incentives:

          The Committee's purpose in awarding equity based incentives, principally in the form of stock options which vest over a five year period and terminate ten years from the date of grant, is to achieve as much as possible an identity of interest between the executives and the long term interest of the stockholders.

          The principal factors considered in determining which executives of the Company (including the named executive officers) were awarded equity based compensation in fiscal 1996, and in determining the types and amounts of such awards, were salary levels, equity awards granted to executives at other companies, as well as the performance, experience and level of responsibility and length of service of each executive officer.

     Long Term Incentive Programs:

          General Cinema Theatres, Inc. The Board and the Compensation Committee recently adopted an Economic Value Added (EVA)[Registered Trademark] Incentive Plan for executives of General Cinema Theatres effective for fiscal year 1997 and beyond. The purpose of the EVA Incentive Plan is to provide incentive compensation to certain key employees, including executive officers of General Cinema Theatres, Inc., in a form which attempts to correlate the incentive compensation payment to increases in the Company's value to its stockholders. In general, the EVA is the excess of net operating profit after taxes, with certain adjustments, less a capital charge. The capital charge is a historical approximation of the return that can be expected by the providers of the Company's capital. The Committee believes that EVA is the financial performance measure which most closely corresponds with increases in shareholder value.

          EVA performance is determined by reference to the amount of improvement or deterioration in EVA. If the annual EVA is in excess of the target EVA, the performance calculation will produce an incentive compensation amount in excess of the target incentive award; if the annual EVA is less than the target EVA, the performance calculation will produce an incentive compensation amount which is less than the target EVA award. Individual target incentive awards ("Target Bonuses") under the EVA Incentive Plan are expected to range between 35% and 50% of base compensation for fiscal 1997. For fiscal 1997 and subsequent Plan years, the target EVA will be the sum of the actual EVA for the prior year, plus an expected EVA improvement amount to be determined annually by the Committee. The expected EVA improvement amount has been determined for the next five years and will be $2.3 million in 1997, $2.4 million in 1998, $2.5 million in 1999, $2.6 million in 2000, and $2.8 million in 2001.

          Pursuant to the EVA Incentive Plan, there are no limitations on the amounts an executive may earn for any one year. The "Bonus Bank" feature of the EVA Incentive Plan, however, ensures that extraordinary EVA improvements are sustained before extraordinary bonus awards are paid. Each year the bonus declared is added to the outstanding Bonus Bank balance (which has an initial balance of zero), resulting in a balance available for payment. Up to Target Bonus is immediately drawn out, and then one-third of any remaining balance is also drawn out, with the remaining two-thirds carried forward to the next year. If the Bonus Bank is negative, nothing will be drawn out; if it is between zero and Target Bonus, the entire reserve will be drawn out; and if the Bank is greater than Target Bonus, then Target Bonus plus one-third of the remainder will be drawn. Of this draw, a fixed amount is to be paid automatically and the remainder is contingent upon the achievement of professional objectives. A Bonus Bank account is considered "at risk" in the sense that performance above target must be sustained in

---------------

     EVA[Registered Trademark] is registered trademark of Stern Stewart & Co. in the U.S., U.K., Canada, Mexico, France, Denmark and Australia.

     order for the bank to remain positive. If performance is below target, the Bonus Bank will be drawn down, and can even go negative. This "at risk" amount maintains the fixed sharing relationship between long term cumulative pay and cumulative performance.

          Upon termination of employment due to death, disability or retirement, the available balance in the Bonus Bank will be paid to the terminating executive of his designated beneficiary or estate. Executives who voluntarily leave to accept employment elsewhere or who are terminated for cause forfeit any positive Bonus Bank balances.

          GCC Investments, Inc. The Board and the Compensation Committee recently adopted the GCC Investments, Inc. Incentive Pool Plan, subject to the approval of the stockholders at the 1997 Annual Meeting, for executives of the Company's investment group. This incentive pool provides payments based upon criteria that measure realized returns to the Company from its investments over time, and is described in detail below under the caption "Proposal to Approve the GCC Investments, Inc. Incentive Pool Plan."

          The long term incentive payment reported in the Summary Compensation Table with respect to Mr. Berylson for fiscal 1996 represents Mr. Berylson's 46% share of an incentive pool relating to the Company's investment activity. The amount in such incentive pool available for distribution for fiscal 1996 was equal to 20% of (i) the realized profit from the sale of the Company's radio group investment, plus (ii) certain dividends and directors' fees received from the Company's investment in an eyeglass retailer, minus (iii) an 8% annually compounded rate of return to the Company and $2 million, representing the Company's after tax loss in connection with its food service company investment.

  Compensation of the Chief Executive Officer

     Richard A. Smith is also the Chairman and Chief Executive Officer of Harcourt General and a principal member of the Smith Family Group, which owns approximately 28.4% of the outstanding Common Stock of the Company. All of Mr. Smith's cash and non-cash compensation is paid directly by Harcourt General and is approved by the Harcourt General Compensation Committee. Mr. Smith receives no compensation directly from the Company. However, pursuant to the Intercompany Services Agreement between the Company and Harcourt General, Harcourt General provides certain management and other corporate services to the Company, including Mr. Smith's services as Chief Executive Officer of the Company. During fiscal 1996, the Company paid or accrued approximately $1.1 million to Harcourt General for all of its services under the Intercompany Services Agreement, of which $429,893 was attributable to Mr. Smith's services. While the Special Review Committee of the Company reviews each year the appropriateness of the charges by Harcourt General to the Company under the Intercompany Services Agreement, neither this Committee nor the Special Review Committee plays any role in determining the compensation that Mr. Smith receives from Harcourt General.

  Compliance with the Internal Revenue Code

     The Internal Revenue Code (the "Code") generally disallows a tax deduction to public companies for compensation in excess of $1 million per year paid to each of the executive officers named in the Summary Compensation Table who are employed by the Company on the last day of the fiscal year. The Committee and the Board of Directors recently adopted the GCC Investments, Inc. Incentive Pool Plan, subject to approval by the stockholders of the Company at the 1997 Annual Meeting (see "Proposal to Approve the GCC Investments, Inc. Incentive Pool Plan"). If this Plan is approved by the stockholders it will allow the Committee to continue to award stock incentives and cash bonuses to executives of GCC Investments, Inc. based on objective criteria. The stock incentives and cash bonuses awarded under the Plan will be characterized as "performance based" compensation and therefore will be fully deductible by the Company.

Compensation resulting from awards under the Company's 1993 Equity Incentive Plan is not subject to the deductibility limit. The Committee will continue to monitor the requirements of the Code to determine what actions should be taken by the Company in order to preserve the tax deduction for executive compensation to the maximum extent, consistent with the Company's continuing goals of providing the executives of the Company with appropriate incentives and rewards for their performance.


                                            COMPENSATION COMMITTEE:

                                            William L. Brown, Chairman
                                            Peter C. Read
                                            Francis E. Sutherby

                            STOCK PERFORMANCE GRAPH

     The graph set forth below compares the total cumulative return on the Company's Common Stock to the total cumulative return during the three fiscal years ended October 31, 1996 of the Standard & Poor's 500 Index and a peer group index consisting of AMC Entertainment Inc., Carmike Cinemas, Inc., Cineplex Odeon Corp. and Regal Cinemas, Inc. The graph assumes a $100 investment in the Company's Common Stock and in each index at October 31, 1993 and that all dividends were reinvested. The common stocks of the companies in the peer group indices have been weighted annually to reflect relative stock market capitalization.

Measurement Period               GC Companies,
(Fiscal Year Covered)                 Inc.            S&P 500 Index        Peer Index
31-Oct-93                            100.00              100.00              100.00
30-Apr-94                             93.94               97.68               97.89
31-Oct-94                             85.61              103.87              128.57
30-Apr-95                            102.27              114.67              131.83
31-Oct-95                             97.73              131.27              186.52
30-Apr-96                            109.47              148.56              307.68
31-Oct-96                            102.65              161.84              293.41

     Since the Company's securities have been publicly traded only during fiscal 1994, 1995, and 1996 the graph reflects information only with respect to those years. The comparisons provided in this graph are not intended to be indicative of possible future performance of the Company's stock.

                2. PROPOSAL TO APPROVE THE GCC INVESTMENTS, INC.
                              INCENTIVE POOL PLAN

     The Compensation Committee and the Board of Directors adopted the GCC Investments, Inc. Incentive Pool Plan (the "Plan"), subject to the approval of the Plan by stockholders, to provide incentive compensation to certain senior executives of GCC Investments, Inc. ("GCCI"), a wholly-owned subsidiary of the Company, which makes strategic investments in operating companies. John G. Berylson, son-in-law of Richard A. Smith and brother-in-law of Robert A. Smith, is Senior Vice President and Chief Investment Officer of the Company and President of GCCI.

     Section 162(m) of the Internal Revenue Code and the Regulations thereunder generally would disallow the Company a federal income tax deduction for compensation in excess of $1 million paid in any year to any of those Executive Officers included in the Summary Compensation Table who are employed by the Company on the last day of the taxable year. This limitation on deductibility does not apply to payments of "performance-based compensation", the material terms of which have been approved by stockholders. Payments under the Plan are intended to be "performance-based compensation" for this purpose.

     The amounts payable to the Eligible Employees (as described below) who participate in the Plan are intended to be comparable to amounts that would be expected to be paid to such Eligible Employees had they worked in a traditional investment management environment. However, as more fully discussed below, the Plan provides for payments to be calculated on a predetermined basis.

     The following summary description of the Plan is qualified in its entirety by reference to the full text of the Plan attached to this proxy statement as Exhibit A.

ADMINISTRATION

     The Plan is administered by the Committee which is composed of non-employee directors who are not eligible to participate in the Plan.

ELIGIBILITY

     The employees eligible (the "Eligible Employees") to participate in and receive compensation under the Plan are the officers of GCCI with the titles of Chief Investment Officer, Senior Vice President and Senior Investment Officer. Two employees of GCCI currently are eligible to participate in the Plan.

DETERMINATION OF AWARDS

     An award pool is determined based on the net gains resulting from (i) a cash profit being realized as a result of a disposition of an investment made by GCCI, (ii) securities becoming transferable pursuant to an initial public offering, (iii) a reevaluation of an investment six years from the date of the investment or (iv) such other similar event that the Committee may designate (collectively, a "Sale Event"). The net gains attributable to each Sale Event are determined based on the amount of cash realized or realizable by GCCI as a result of the Sale Event less an assumed rate of return and certain deductions which reflect the cost of doing business. The Committee shall establish at or prior to the beginning of each fiscal year (or by such later date as may be permitted under Section 162(m) for the establishment of goals pursuant to which performance-based compensation is to be payable for a particular period), the specific methodology to be applied during the fiscal year to determine net gains (e.g., what after-tax losses and expenses are to be deducted in determining net gains). Once the net gain from any Sale Event has been determined, 20% of such amount is set aside for awards to be made under the Plan.

     For any pool which relates to an investment made prior to November 1, 1996, 46% of such pool shall be allocated to the Chief Investment Officer and 34% will be allocated to the Senior Vice President employed by GCCI on that date.

     For any pool which relates to an investment made on or after November 1, 1996, 35% of such pool shall be allocated to the Chief Investment Officer, 25% to the Senior Vice President and 20% will be reserved for allocations to newly hired Senior Vice Presidents, if any, or Senior Investment Officers. When an Eligible Employee is hired, the Committee may allocate a pool percentage to such individual, which may vest over such period of time as the Committee may deem reasonable.

     Once a total of 80% of pool percentages have been allocated to Eligible Employees, the Committee may then also allocate another 10% to newly hired Eligible Employees. In no event may more than 90% of pool percentages be allocated to Eligible Employees under the Plan. Once a total of 90% of pool percentages have been allocated to Eligible Employees, future allocations to newly hired Eligible Employees will be deducted from Eligible Employees who already have allocations on a pro rata basis so that total allocations to Eligible Employees never exceed 90%. In addition, no Eligible Employee (other than the Chief Investment Officer) will ever be entitled to a portion of a pool in excess of 25% of the total pool. The portion of any pool which is not allocated or used for payments to Eligible Employees may be used to cover expenses or losses or make other payments to GCCI employees.

FORM AND PAYMENT OF AWARDS

     If an Eligible Employee is entitled to a pool allocation, 70% of such pool allocation will be paid in such number of installments as the Committee may specify. The remaining 30% of an Eligible Employee's pool allocation shall be paid in cash or awards of restricted Common Stock awarded under the 1993 Equity Incentive Plan, or a combination thereof, as determined by the Compensation Committee. This portion of an Eligible Employee's pool allocation shall be payable, or in the case of restricted Common Stock shall vest, in a number of substantially equal installments specified by the Committee.

     Except as described under "Termination of Employment" below and except with respect to the first in the series of any installment payments, an Eligible Employee must be employed on the payment or vesting date to be entitled to receive or vest in such installment. For any part of an Eligible Employee's pool allocation awarded in cash, installments after the first installment shall be credited with interest until paid at an annual rate specified by the Committee from time to time.

     Any Eligible Employee entitled to a cash payment under the Plan may elect to defer payment of up to 100% of any such amount in accordance with the terms of the Plan. Any such deferred amounts will be credited with interest until paid based on an annual rate specified by the Committee from time to time. However, alternatively, the Committee may, from time to time, select one or more investment vehicles to be made available as a measuring standard for crediting earnings or losses on such deferred amounts and allow an annual eligible employee to select from such vehicle.

TERMINATION OF EMPLOYMENT

     Any Eligible Employee who voluntarily terminates employment from the Company or who is terminated for cause prior to receiving a cash installment or vesting in a restricted stock award shall forfeit all rights to such benefits. An Eligible Employee who dies or becomes permanently disabled or who retires with the approval of GCCI shall be entitled to payment of any unpaid amount in accordance with the remainder of the installment schedule. An Eligible Employee who is terminated by the Company for reasons other than for cause or who voluntarily terminates employment will be entitled to receive all amounts vested but will forfeit any unvested amounts. In addition, such an Eligible Employee shall be entitled to share in the proceeds of any Sale Event which occurs within twelve months following termination to the extent vested, at the time of termination.

CHANGE OF CONTROL

     The Plan provides that in the event of a "Change in Control" (as defined in the Plan) of the Company, all shares of restricted stock awarded shall immediately become fully vested and any non-vested installment payments shall be paid.

AMENDMENT OR TERMINATION OF THE PLAN

     The Company may at any time amend, suspend or discontinue the Plan in whole or in part. Generally, no such action may, without the approval of the Eligible Employees, affect any Eligible Employee's rights to benefits attributable to Sale Events which have already occurred.

CALCULATION OF PLAN BENEFITS FOR FISCAL YEAR 1997

     It is not possible to determine at this time the benefits that will be payable under the Plan for fiscal year 1997 performance because benefits are directly tied to the performance of GCCI's investments.

EFFECTIVE DATE OF THE PLAN

     The Plan will become effective upon the affirmative vote of the holders for at least a majority of the shares of Common Stock present or represented and entitled to vote at the Annual Meeting. Abstentions will be treated as votes cast. Broker non-votes will be treated as present but not voting. On this proposal, abstentions and broker non-votes will have the same effect as votes against the proposal.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE GCC INVESTMENTS, INC. INCENTIVE POOL PLAN.

             3. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     Although Delaware law does not require that the selection by the Board of Directors of the Company's auditors be approved each year by the stockholders, the Board of Directors believes it is appropriate to submit its selection to the stockholders for their approval and to abide by the result of the stockholders' vote. The Board of Directors recommends that the stockholders ratify the appointment of Deloitte & Touche LLP as independent auditors to audit the financial statements of the Company for the fiscal year ending October 31, 1997.

     Representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they wish, and will be available to respond to appropriate questions from stockholders. The Company paid or accrued approximately $365,000 for audit and tax services, and approximately $1,312,000 for reengineering consulting services rendered by Deloitte & Touche LLP for the fiscal year ended October 31, 1996.

     Approval of the proposal to ratify the selection of Deloitte & Touche LLP as the Company's independent auditors for the current fiscal year requires a favorable vote of a majority of the issued and outstanding Common Stock represented and entitled to vote at the Annual Meeting. Abstentions will be treated as votes cast. Broker non-votes will be treated as present but not voting. On this proposal, abstentions and broker non-votes will have the same effect as votes against the proposal.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING OCTOBER 31, 1997.

                                4. OTHER MATTERS

     The Board of Directors knows of no other matters which are likely to be brought before the meeting. If any other matters should be properly brought before the meeting, it is the intention of the persons named in the enclosed proxy to vote, or otherwise act, in accordance with their judgment on such matters.

                           DEADLINE FOR SUBMISSION OF
                   1998 STOCKHOLDER PROPOSALS AND NOMINATIONS

     In order for stockholder proposals to be considered by the Company for inclusion in the proxy material for the Annual Meeting of Stockholders to be held in 1998, they must be received by the Company at its principal executive offices by November 15, 1997. Any nominations for the Board of Directors must also be received no later than November 15, 1997. See "Meetings and Committees of the Board of Directors."

                                             By Order of the Board of Directors

                                                      PHILIP J. SZABLA
                                                         Secretary

     THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, ALL STOCKHOLDERS ARE URGED TO PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                                                                       EXHIBIT A

                             GCC INVESTMENTS, INC.

                              INCENTIVE POOL PLAN

     1. Purpose. This Plan is intended as an incentive for a select group of management employees of the Company and to allow the Company to attract and retain in its employ persons who will contribute to the future success of the Company's business.

     2. Definitions. Capitalized terms not otherwise defined herein shall have the meanings set forth below:

          (a) "Chief Investment Officer" shall mean John Berylson or his successor as Chief Investment Officer of GCC.

          (b) "Change in Control" shall have the meaning set forth in Section
     11.

          (c) "Code" shall mean the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

          (d) "Committee" shall mean the Compensation Committee of the Board of Directors of GCC. Each member of the Committee shall be an "outside director" within the meaning of Section 162(m) of the Code and a "non-employee director" within the meaning of Rule 16b-3(b)(3)(I) promulgated under the Securities Exchange Act of 1934, as amended and as in effect as of the Effective Date.

          (e) "Common Stock" shall mean the common stock of GCC.

          (f) "Company" shall mean GCC Investments, Inc. and its wholly-owned subsidiaries, including limited liability partnerships and like entities.

          (g) "Covered Employee" shall mean each Employee who is a "covered employee" for the relevant Fiscal Year of the Company within the meaning of
     Section 162(m) of the Code.

          (h) "Effective Date" shall mean November 1, 1996.

          (i) "Employee" shall mean an employee of the Company.

          (j) "Fiscal Year" shall mean the fiscal year of the Company which is the twelve month period commencing on November 1 and ending on the following October 31 and "Fiscal Year Quarter" shall mean each of the three month periods ending on January 31, April 30, July 31 and October 31.

          (k) "GCC" shall mean GC Companies, Inc.

          (l) "GCC Plan" shall mean the GC Companies, Inc. 1993 Equity Incentive Plan.

          (m) "Investment" shall mean a portfolio investment made by the Company.

          (n) "Invested Capital" shall mean the total amount actively invested by the Company in an Investment other than any amounts invested in connection with a Secondary Investment.

          (o) "Net Gains" shall mean, for any Fiscal Year Quarter, the realized profit attributable to the Sale Events occurring in such Fiscal Year Quarter reduced by (1) a certain rate of compound annual growth on that portion of the Invested Capital with respect to which the relevant Sale Events occurred, calculated through the date of the relevant Sale Event,
     (2) all or a portion of Company's realized after-tax losses not previously recovered against gains, increased by a certain rate of compound annual growth determined through the last day of such Fiscal Year Quarter, and (3) certain expenses. The Committee shall determine, at or prior to the beginning of each Fiscal Year, (or by such later date as may be permitted under Section 162(m) of the Code for the establishment of goals pursuant to which performance-based compensation is to be payable for a particular period), the specific methodology to be applied during such Fiscal Year to determine Net Gains.

          (p) "Participant" shall mean a person designated by the Committee to receive a benefit under this Plan.

          (q) "Permanent Disability" shall be deemed to have occurred on the date when a Participant is determined under the Company's long-term disability plan to be eligible for disability benefits under that plan.

          (r) "Plan" shall mean the GCC Investments, Inc. Incentive Pool Plan, as amended from time to time.

          (s) "Pool" shall mean, for any Fiscal Year Quarter, twenty percent (20%) of the Net Gains determined for such Fiscal Year Quarter.

          (t) "Post-Effective Date Pool" shall mean a Pool for any Fiscal Year Quarter determined with respect to Investments made on or after the Effective Date. For this purpose, an Investment shall not be deemed to have been made on or after the Effective Date if it relates to a portfolio company in which an Investment was made prior to the Effective Date.

          (u) "Pre-Effective Date Pool" shall mean a Pool for any Fiscal Year Quarter determined with respect to Investments (other than the Investment made in Crescent Communications L.P.) made prior to the Effective Date.

          (v) "Sale Event" shall mean (1) a disposition of an Investment, (2) the occurrence of an Initial Public Offering or, if later, the date the Company's Investment becomes fully transferable without restriction, (3) the conversion of noncash proceeds received in connection with a prior Sale Event to cash or (4) any similar transaction determined by the Committee to justify a valuation of an Investment. In any event, a Sale Event will be deemed to have occurred six years after an Investment is made if no other event occurs which results in a valuation hereunder.

          (w) "Secondary Investment" shall mean a second tranche or later investment made to increase current holdings in a pre-existing Investment to secure or supplement control positions in a pre-existing Investment which the Committee determines to be a core investment.

          (x) "Senior Investment Officer" shall mean any Employee hired as a senior investment officer of the Company other than the Chief Investment Officer or a Senior Vice President.

          (y) "Senior Vice President" shall mean Michael Greeley or his successor as the Senior Vice President of the Company, or for purposes of any Post-Effective Date Pool, any other Senior Vice President elected by the Board of Directors of the Company.

     3. Administration.

          (a) The Committee shall have sole discretionary power to interpret the provisions of this Plan, to determine the methodology to be used in each Fiscal Year to determine Net Gains and to administer and make all decisions and exercise all rights of the Company with respect to this Plan. The Committee shall have final authority to apply the provisions of the Plan and determine, in its sole discretion, the amount of any Pool and benefits to be paid or allocated to Participants hereunder and shall also have the exclusive discretionary authority to make all other determinations (including, without limitation, the interpretation and construction of the Plan and the determination of relevant facts) regarding the entitlement to benefits hereunder and the amount of benefits to be paid from the Plan. The Committee's exercise of this discretionary authority shall at all times be in accordance with the terms of the Plan and shall be entitled to deference upon review by any court, agency or other entity empowered to review its decision, and shall be enforced provided that it is not arbitrary, capricious or fraudulent.

          (b) In addition to its general administrative duties, no payment shall be made under Section 4 or Section 5 without prior certification made by the Committee, in accordance with the requirements of Section 162(m) of the Code, that such payment is properly due under the terms of this Plan.

     4. Pre-Effective Date Pool. For any Fiscal Year Quarter, any Pre-Effective Date Pool shall be allocated forty-six percent (46%) to the Chief Investment Officer and thirty-four percent (34%) to the Senior Vice President. The remaining twenty percent (20%), shall be allocated by the Committee to other Employees other than the Chief Investment Officer and Senior Vice President and shall be capped at an annual amount of $250,000, with any excess above such cap being treated as described in Section 6(a).

     5. Post-Effective Date Pool.

          (a) For any Fiscal Year Quarter, any Post-Effective Date Pool will be allocated thirty-five percent (35%) to the Chief Investment Officer, twenty-five percent (25%) to the Senior Vice President and 20% to be reserved for allocations to newly hired Employees who are Senior Investment Officers (the "Post-Effective Date New Hire Pool"). The remaining 20% shall be allocated by the Committee to other Employees who do not have specific allocations and shall be capped at an annual amount of $250,000 (or such lower number as the Committee deems reasonable given the number of staff who do not have specific Pool allocations to whom bonuses would be paid) with any excess above such cap being treated as described in Section 6(a) below.

          (b) The Committee shall allocate to new hires who are Senior Investment Officers a portion (based on a percentage) of the Post-Effective Date New Hire Pool immediately upon hire. These new hires shall vest in this percentage over time as the Committee shall determine. Once the Post-Effective Date New Hire Pool has been allocated, the remaining unallocated twenty percent (20%) will be reduced by a maximum of fifty percent (50%) (i.e., ten percent (10%) of the total Pool) for allocations as part of the Post-Effective Date New Hire Pool.

          (c) If (i) percentages have been allocated to Senior Investment Officers which when combined with the percentage allocated to the Chief Investment Officer and the Senior Vice President total ninety percent (90%) or (ii) the percentage to be allocated to any newly hired Senior Investment Officer would otherwise cause the total allocated percentages to exceed ninety percent (90%), any future allocation to newly hired Senior Investment Officers will be deducted from other Senior Investment Officers, the Chief Investment Officer and Senior Vice President allocations on a pro-rata basis so that the total allocations to Participants under this
     Section 6 does not exceed ninety percent (90%).

          (d) No Senior Investment Officer shall be entitled to a portion of any Post-Effective Date New Hire Pool in excess of twenty-five percent (25%) of the total Pool.

          (e) In no event will Pool percentage allocations made to Participants exceed ninety percent (90%).

     6. Unallocated Pool Amounts.

          (a) Any Pool amount unallocated under Section 4 or 5 (which amount does not include any amount which is allocated but subsequently forfeited) will be used as follows:

             (1) firstly, to cover any excess Company expenses that have not been previously recouped; and

               (2) secondly, to fund a reserve for future accounting or actual losses; as determined by the Company, which may occur on Investments.

     Any Pool amount which has not been used as described in (1) or (2) above within five years from the last day of the Fiscal Year Quarter for which the Pool was determined, shall be reallocated to all Participants with allocation percentages with respect to such allocation percentages. Notwithstanding the foregoing, the Committee may defer any payment to be made under this Section 6(a) to the extent such payment would not be deductible compensation paid by the Company for Federal income tax purposes. Any such deferral will be credited with interest, until paid at a time when it would be deductible by the Company, at an annual rate specified by the Committee from time to time.

          (b) Any amount forfeited pursuant to Section 10 will be used as follows:

             (1) firstly, to cover any excess Company expenses that have not been previously recouped; and

             (2) secondly, to fund a reserve for future accounting or actual losses; as determined by the Company, which may occur on Investments.

     7. Payment of Pool Allocations.

     Subject to Section 3(b), any Pool allocation under Section 4 or 5 to a Participant who is the Chief Investment Officer, a Senior Vice President or any Senior Investment Officer shall be payable to such Participant in accordance with this Section 7.

          (a) Seventy percent (70%) of any Pool allocation shall be payable to such Participant in cash in a number of substantially equal installments specified by the Committee. The first installment shall be made within thirty (30) days following the end of the Fiscal Year Quarter (the "Pool Determination Date") in which the Sale Event takes place. All future installments shall be paid on such date or dates specified by the Committee. The Participant must be employed on the payment date to be entitled to receive each installment payment. Pool allocations to be paid in installments after the first installment shall be credited with interest until paid at an annual rate specified by the Committee from time to time.

          (b) The remaining thirty percent (30%) of a Participant's Pool allocation shall be paid in (i) cash or (ii) awards of restricted Common Stock in accordance with the GCC Plan, or any combination thereof, as determined by the Committee. This portion of a Participant's Pool allocation shall be payable (or, in the case of restricted Common Stock, shall vest) in a number of substantially equal installments specified by the Committee. The first installment shall be made (or, in the case of restricted Common Stock, shall vest) on the Pool Determination Date. All future installments shall be paid (or, in the case of restricted Common Stock, shall vest) on such date or dates specified by the Committee. The Participant must be employed on the payment or vesting date, whichever is applicable, to be entitled to receive each installment. If any part of this portion of a Participant's Pool allocation is awarded in cash, the installments after the first installment shall be credited with interest until paid at an annual rate specified by the Committee from time to time.

          (c) If restricted Common Stock is awarded under the GCC Plan pursuant to (b) above, the conversion of dollar amounts into awards of Common Stock will be made on the basis of the fair market value of the Common Stock on the last business day of the Fiscal Year Quarter to which the Pool relates. For this purpose, fair market value of the Common Stock on any given date shall mean the closing price reported for the Common Stock on the New York Stock Exchange on such date. Prior to the time shares of restricted Common Stock become vested, the rights of the Participant with respect to such restricted Common Stock shall be governed by the GCC Plan.

     8. Secondary Investments.

          (a) Upon the consummation of any Secondary Investment, an amount equal to the sum of (a) three percent (3%) of the first $50 million invested as part of such Secondary Investment and (b) one and one-half percent (1.5%) of any amount in excess of $50 million invested as part of such Secondary Investment will be credited to a Secondary Pool ("Secondary Pool"). Amounts allocated to a Secondary Pool shall be allocated among Participants on the same basis as allocations are made to the Pre-Effective Date Pool or Post-Effective Date Pool, whichever is applicable, to which the original Investment relates. Amounts allocated to a Secondary Pool shall be paid in cash in three substantially equal installments, with the first installment made upon the closing of the relevant Secondary Investment and the second and third installments made on the second and third anniversary of such closing provided the Participant is employed on such dates. Secondary Pool allocations to be paid in installments after the first installment shall be credited with interest until paid at an annual rate specified by the Committee from time to time.

          (b) Notwithstanding the foregoing, the Committee may defer any payment to be made under this Section 8 to the extent such payment would not be deductible compensation paid by the Company for Federal income tax purposes. Any such deferral will be credited with interest, until paid at a time when it would be deductible by the Company, at an annual rate specified by the Committee from time to time.

     9. Elective Payment Deferrals.

          (a) A Participant who is a member of a "select group of management or highly compensated employees" (within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended, as determined by the Committee) may elect to defer payment of up to 100% of any amount otherwise to be paid to such Participant under Section 7(a).

          (b) A Participant's election to defer payments hereunder (a "Deferral Election") shall be in writing and shall be deemed to have been made upon receipt and acceptance by the Company. In order to be effective hereunder, a Deferral Election must be made not later than the December 31 of the calendar year preceding the calendar year in which the affected payment would otherwise be paid, and in any case shall specify the (i) period of deferral and (ii) time and method of payment applicable to the amount(s) deferred hereunder. A Deferral Election made for a calendar year may not be revised after the last date on which it could have been made.

          (c) All amounts deferred by a Participant under this Section 9 shall be credited by the Company, to a book account (a "Deferred Compensation Account") in the name of such Participant as of the dates such amounts would have been paid to the Participant but for his or her Deferral Election.

          (d) Any amounts deferred hereunder shall be credited with interest until paid based on an annual rate specified by the Committee from time to time. Alternatively, the Committee may, from time to time and in its sole discretion, (i) select one or more investment vehicles to be made available as the measuring standards for crediting earnings or losses to a Participant's Deferred Compensation Account, and (ii) allow a Participant to select from such investment vehicles in a manner established by the Committee, the investment vehicle or vehicles to apply to his or her Deferred Compensation Account; provided, however, that the Committee shall only select investment vehicles and permit Participant selection to the extent neither action will cause the payments hereunder to Covered Employees to cease to qualify as performance-based compensation under
     Section 162(m) of the Code. The earnings or losses to be credited to the portion of any Participant's Deferred Compensation Account under this Section 9(d) for any period shall be equivalent to the amount of earnings or losses which would have been credited to the Deferred Compensation Account if such portion of such Deferred Compensation Account had actually been invested in such vehicles during such period in the manner selected by the Participant.

          (e) Amounts standing to the credit of a Participant's Deferred Compensation Account shall be paid, or commence to be paid, in accordance with the Participant's Deferral Election(s). The amount of each payment hereunder shall be determined by the amount credited to such Deferred Compensation Account as of the preceding December 31.

     10. Termination of Employment.

          (a) If a Participant (1) dies or becomes Permanently Disabled while employed with the Company, or (2) retires with the approval of the Company, the Participant (or the Participant's Beneficiary in the case of death) shall receive full payment of any amount payable to the Participant pursuant to Section 7(a) in accordance with the remainder of the installment schedule and shall continue to vest in the amounts granted pursuant to Section 7(b).

          (b) A Participant who voluntarily terminates employment with the Company prior to completing the minimum months of employment with the Company required by the Committee or who is terminated for one of the reasons described in Section 13, shall forfeit all rights to benefits previously allocated to him or her which are not yet vested and shall have no right to any payment with respect to any Pool not yet allocated.

          (c) A Participant who is terminated by the Company for reasons other than those described in Section 13, or who voluntarily terminates employment with the Company after completing the minimum months of employment with the Company required by the Committee will be entitled to receive the remainder of any installment payments to be made pursuant to
     Section 7(a) but shall forfeit any unvested amounts credited pursuant to
     Section 7(b). In addition, such a Participant shall be entitled to share in that portion of the proceeds which would have been payable pursuant to
     Section 7(a), as a result of any Sale Events, other than those Sale Events described in Section 2(u)(4), occurring within twelve months following his or her termination without regard to the fact that the Participant is no longer an Employee.

          (d) Any amounts forfeited under this Section 10, whether represented by Pool percentages or unpaid installments or otherwise shall be treated as described in Section 6(b) above and shall not be reallocated to any other Employee.

     11. Change In Control

     Notwithstanding anything to the contrary elsewhere herein, if a "Change in Control" shall occur, Participants who are employed by GCC on such date shall be 100% vested in and shall immediately receive all of the benefits due under
Section 7(a) and (b) and Section 8.

     A "Change in Control" for this purpose shall be deemed to have occurred if, after the occurrence of any of the events described in (a), (b) or (c) below, the capital made available for investment to the Company by GCC for any Fiscal Year following such event falls below $50,000,000 or the total amount under investment by the Company (including amounts available for investment but not currently invested) falls below $200,000,000.

          (a) Any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Act")) becomes a "beneficial owner" (as such term is defined in Rule 13d-3 promulgated under the Act) (other than the Smith Family Group (as described in the most recent proxy statement filed by GCC with the Securities and Exchange Commission)) directly or indirectly, of securities of GCC representing more than the greater of (i) twenty percent (20%) of the combined voting power of GCC's then outstanding securities or (ii) the percentage of the combined voting power of GCC's then outstanding securities as to which the Smith Family Group is the beneficial owner.

          (b) The Smith Family Group becomes the beneficial owner of less than twenty percent (20%) of the combined voting power of GCC's then outstanding securities.

          (c) Persons who, as of the Effective Date, constituted GCC's Board of Directors (the "Incumbent Board") cease for any reason, including without limitation as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board of Directors, provided that any person becoming a director of GCC subsequent to the Effective Date whose nomination or election was approved by at least a majority of the directors then comprising the Incumbent Board shall, for purposes of this Plan, be considered a member of the Incumbent Board.

     12. Beneficiary. Payments required to be made hereunder shall be made to the Participant, if then living, otherwise to a Beneficiary or Beneficiaries designated by the Participant in writing to the Company prior to the Participant's death, or failing such designation, to the Participant's estate. By written notice to the Company, a Participant may change such designation from time to time, and may revoke such designation at any time.

     13. Termination of Rights. Notwithstanding anything to the contrary contained herein, in the event of a good faith determination by the Committee that a Participant, while an employee, (a) committed fraud in respect of any matter involving the Company in any respect whatsoever, (b) breached any contract with, or other obligation to, the Company, (c) misappropriated an asset or assets of the Company, whether tangible or intangible, (d) committed gross misconduct, or (e) has been convicted of a crime involving moral turpitude, then all rights to payments or any other benefits hereunder shall immediately terminate, and the Participant, his or her estate, Beneficiary or Beneficiaries, or the estate of any of his or her Beneficiaries shall have no further rights with respect thereto or any claims against the Company under this Plan.

     14. Amendment or Termination of Plan. The Company may amend or terminate this Plan at any time or from time to time; provided, however, that no such amendment or termination shall, without the written consent of the Participants, in any material adverse way affect the rights of a Participant with respect to benefits resulting from Sale Events, other than those described in Section 2(u)(4), which occur prior to the date of amendment or termination.

     15. Limitation of Company's Liability. Subject to its obligation to make payments as provided for hereunder, neither the Company nor any person acting on behalf of the Company shall be liable for any act performed or the failure to perform any act with respect to this Plan, except in the event that there has been a judicial determination of willful misconduct on the part of the Company or such person. The Company is under no obligation to fund any of the payments required to be made hereunder in advance of their actual payment or to establish any reserves with respect to this Plan. Any benefits which become payable hereunder shall be paid from the general assets of the Company. No Participant, his or her estate, Beneficiary or Beneficiaries, or the estate of any of his or her Beneficiaries shall have any right, other than the right of an unsecured general creditor, against the Company in respect of the benefits to be paid hereunder.

     16. Withholding of Tax. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder shall be subject to the withholding of such amounts as the Company reasonably may determine that it is required to withhold pursuant to applicable federal, state or local law or regulation.

     17. Assignability. Except as otherwise provided by law, no benefit hereunder shall be assignable, or subject to alienation, garnishment, execution or levy of any kind, and any attempt to cause any benefit to be so subject shall be void.

     18. No Contract for Continuing Services. This Plan shall not be construed as creating any contract for continued services between the Company and any Participant and nothing herein contained shall give any Participant the right to be retained as an employee of the Company.

     19. Governing Law. This Plan shall be construed, administered, and enforced in accordance with the laws of the Commonwealth of Massachusetts.

     20. Miscellaneous. No amount credited to the account of, or distributed to, any Participant under this Plan shall enter in any way into the computation of such Participant's compensation for the purpose of any insurance, retirement, profit-sharing, or other benefit of the Company.

     21. Stockholder Approval. This Plan is subject to approval by the holders of a majority of the Common Stock of GCC present or represented and entitled to vote at a meeting of stockholders and no payment may be made hereunder prior to such approval.

                                  DETACH HERE                             GCC 3F

                               GC COMPANIES, INC.

   COMMON STOCK PROXY                                         COMMON STOCK PROXY

                ANNUAL MEETING OF STOCKHOLDERS -- MARCH 12, 1997
P
R       Robert A. Smith, G. Gail Edwards and Philip J. Szabla, and each of them
O (a majority of those present and acting to have all the powers hereunder), X with several powers of substitution, are hereby authorized to represent and Y vote all shares of Common Stock of the undersigned at the Annual Meeting of
   Stockholders of GC Companies, Inc. to be held at the corporate headquarters of GC Companies, Inc., 27 Boylston Street, Chestnut Hill, Massachusetts on Wednesday, March 12, 1997 at 10:00 a.m. and at any adjournments thereof. The undersigned hereby revokes any Proxy previously given and acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated January 29, 1997 and a copy of the Annual Report for the year ended October 31, 1996.

        THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. THE BOARD OF DIRECTORS OF GC COMPANIES, INC. RECOMMENDS A VOTE FOR THE NOMINEES NAMED BELOW AND FOR PROPOSAL 2 AND FOR PROPOSAL 3. IF THIS PROXY IS SIGNED AND RETURNED AND DOES NOT SPECIFY A VOTE ON ANY PROPOSAL, THE PROXY WILL BE SO VOTED.

   ELECTION OF CLASS III DIRECTORS

   NOMINEES: WILLIAM L. BROWN, RICHARD A. SMITH

                                                                     -----------
                                                                     SEE REVERSE
                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE           SIDE
                                                                     -----------

                                  DETACH HERE                             GCC 3F

[X] PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.

                               FOR        WITHHELD
1.  Election of
    Directors                  [ ]          [ ]
    (See reverse).

[ ]_______________________________________________
   For both nominees except as noted above

                                                         FOR  AGAINST  ABSTAIN
2. Approval of the GCC Investments, Inc. Incentive       [ ]    [ ]      [ ]
   Pool Plan.

                                                         FOR  AGAINST  ABSTAIN
3. Approval of the appointment of Deloitte & Touche      [ ]    [ ]      [ ]
   LLP as independent auditors of the Company for the current fiscal year.

   THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

            MARK HERE               MARK HERE
           FOR ADDRESS   [ ]       IF YOU PLAN   [ ]
           CHANGE AND               TO ATTEND
           NOTE AT LEFT            THE MEETING

For joint accounts, each owner should sign. Executors, Administrators, Trustees, etc., should give full title.

Signature:_________________Date:________Signature:_________________Date:________

                                  DETACH HERE                              GC2 2

                        CONFIDENTIAL VOTING INSTRUCTIONS
                   TO: WACHOVIA BANK OF NORTH CAROLINA, N.A.
                              AS TRUSTEE UNDER THE
                               GC COMPANIES, INC.
                         EMPLOYEE STOCK OWNERSHIP PLAN
             WITH RESPECT TO THE ANNUAL MEETING OF STOCKHOLDERS OF
                       GC COMPANIES, INC. - MARCH 12, 1997

        I hereby instruct the Trustee to vote (in person or by proxy) all shares of Common Stock of GC Companies, Inc. which are credited to my account under the above-referenced Plan at the Annual Meeting of Stockholders of GC Companies, Inc. to be held at the corporate headquarters of GC Companies, Inc., 27 Boylston Street, Chestnut Hill, Massachusetts on Wednesday, March 12, 1997 at 10:00 a.m. and at any adjournments thereof. The undersigned hereby revokes any Proxy previously given and acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated January 29, 1997 and a copy of the Annual Report for the year ended October 31, 1996.

        THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. THE BOARD OF DIRECTORS OF GC COMPANIES, INC. RECOMMENDS A VOTE FOR THE NOMINEES NAMED BELOW, FOR PROPOSAL 2 AND FOR PROPOSAL 3. IF THIS PROXY IS SIGNED AND RETURNED AND DOES NOT SPECIFY A VOTE ON ANY PROPOSAL, THE PROXY WILL BE SO VOTED.

   ELECTION OF CLASS III DIRECTORS

   NOMINEES: WILLIAM L. BROWN, RICHARD A. SMITH

                                                                     -----------
                                                                     SEE REVERSE
                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE           SIDE
                                                                     -----------

                                  DETACH HERE                             GCC 3F

[X] PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.

                               FOR        WITHHELD
1.  Election of
    Directors                  [ ]          [ ]
    (See reverse).

[ ]_______________________________________________
   For both nominees except as noted above

                                                         FOR  AGAINST  ABSTAIN
2. Approval of the GCC Investments, Inc. Incentive       [ ]    [ ]      [ ]
   Pool Plan.

                                                         FOR  AGAINST  ABSTAIN
3. Approval of the appointment of Deloitte & Touche      [ ]    [ ]      [ ]
   LLP as independent auditors of the Company for the current fiscal year.

   THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

            MARK HERE               MARK HERE
           FOR ADDRESS   [ ]       IF YOU PLAN   [ ]
           CHANGE AND               TO ATTEND
           NOTE AT LEFT            THE MEETING

For joint accounts, each owner should sign. Executors, Administrators, Trustees, etc., should give full title.

Signature:_________________Date:________Signature:_________________Date:________

                                                                        WACHOVIA
--------------------------------------------------------------------------------
Wachovia Corporate Services, Inc.
Trust Services Division
301 North Main Street
Winston-Salem, North Carolina 27150-3099

                                                                January 29, 1997


TO:        Participants in the GC Companies, Inc.
           Employee Stock Ownership Plan

FROM:      Wachovia Bank of North Carolina, N.A.
           Trustee of the Employee Stock Ownership Plan


     As a participant in the non-contributory employee stock ownership plan ("ESOP") of GC Companies, Inc., which owns shares of GC Companies, Inc. Common Stock ("Com mon Stock"), you are entitled to instruct the Trustee on how to vote the shares of Com mon Stock in your account on matters scheduled to come before the Annual Meeting of Stockholders of GC Companies, Inc. to be held on Wednesday, March 12, 1997.

     A proxy statement, voting instruction card and return envelope are enclosed. Please complete, date and sign the voting instruction card and mail it promptly in the return en velope to exercise your right to direct the Trustee with respect to shares of Common Stock allocated to your account.

     If you own shares of Common Stock outside of the ESOP, you will receive similar materials for those shares in a separate mailing. Please return both cards in their separate return envelopes if you wish to fully participate in the matters being submitted to the stockholders of GC Companies, Inc.